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                      ADVANCED LIGHTING TECHNOLOGIES, INC.
  EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                     THREE MONTHS ENDED        NINE MONTHS ENDED
                                         MARCH 31,                MARCH 31,
                                     -------------------       -----------------
                                       2000         1999       2000       1999
                                       ----         ----       ----       ----
Consolidated pretax income
    from continuing operations       $  1,268   $ (9,344)   $  1,805   $(45,354)
Interest expense                        3,580      3,809      10,693      9,990
Interest portion of rent expense          126        126         405        429
                                     --------   ---------   --------   ---------
   EARNINGS                          $  4,974   $ (5,409)   $ 12,903   $(34,935)
                                     ========   =========   ========   =========

Interest expense                     $  3,580   $  3,809    $ 10,693   $  9,990
Interest capitalized                       94         90         290        548
Interest portion of rent expense          126        126         405        429
Preferred shares accretion                605       --         1,208       --
                                     --------   ---------   --------   ---------
   FIXED CHARGES                     $  4,405   $  4,025    $ 12,596   $ 10,967
                                     ========   =========   ========   =========
RATIO OF EARNINGS TO FIXED CHARGES        1.1       --           1.0       --
                                     ========   =========   ========   =========

For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, that portion of rental expense that is representative of interest, and preferred shares accretion. In the three months ended March 31, 1999, earnings were inadequate to cover fixed charge requirements by $9,434. In the nine months ended March 31, 1999, earnings were inadequate to cover fixed charge requirements by $45,902.